As filed with the Securities and Exchange Commission on November 22, 2011
Registration No. 333-177491

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capital Product Partners L.P.
(as specified in its charter)

4412
(Primary Standard Industrial
Classification of Code Number)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950 (Address and telephone number of registrant’s principal executive offices)	Not Applicable (I.R.S. Employer Identification Number)

CT Corporation System 111 Eighth Avenue, 13th Floor New York, NY 10011 Telephone: 212 894 8400 (Name, address and telephone number of agent for service)

With copies to:

Jay Clayton, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 +1 212 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Amount of
Title of each class of	Amount to be	aggregate price per	Proposed maximum	registration fee
securities to be registered	registered	unit	aggregate offering price	(2)(6)
Primary Offering:
Common units	(1)(5)	(1)	$(1)(5)	—
Preferred units	(1)(5)	(1)	$(1)(5)	—
Debt Securities	(1)(3)(5)	(1)	$(1)(3)(5)	—
Warrants	(1)(4)	(1)	$(1)(4)	—
Total:			$500,000,000	$49,747.44

(1) There is being registered hereunder an indeterminate principal amount or number of our common units, preferred units, debt securities or warrants which may be issued in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Act. The table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.

(3) If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(4) Represents warrants to purchase common units, preferred units or debt securities which may be issued by Capital Product Partners L.P.

(5) Also includes such indeterminate amount of debt securities and number of preferred units and common units as may be issued upon conversion of, or in exchange for, any other debt securities or preferred units that provide for conversion or exchange into other securities.

(6) Pursuant to Rule 457(p) of the Act, the registration fee of $7,552.56 relating to the unsold securities previously registered under our Registration Statement No. 333-153274 is being offset against the total registration fee currently due for this registration statement. Registration Statement No. 333-153274 was filed with the Commission on August 29, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Act”) or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. CPLP may not sell these securities until the registration statement filed with the Securities and Exchange Commission, in which this prospectus is included, is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (subject to completion, dated November 22, 2011)

$500,000,000

Capital Product Partners L.P.

Common Units

Preferred Units

Debt Securities

Warrants

This prospectus relates to:

•	Common units;

•	Preferred units;

•	Debt Securities, including debt securities convertible into or exchangeable for common units or other securities; and

•	Warrants

The aggregate offering price of the securities issued under this prospectus may not exceed $500,000,000. We may offer these common units, preferred units, debt securities or warrants directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement.

Our common units trade on the Nasdaq Global Market under the symbol “CPLP.”

This prospectus provides you with a general description of the common units, preferred units, debt securities and warrants. Each time we offer to sell common units, preferred units, debt securities or warrants, we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 9 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or “the Commission”) using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $500,000,000 in total aggregate offering price of the common units, preferred units, debt securities or warrants, each as described in this prospectus. This prospectus generally describes Capital Product Partners L.P. and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including the specific terms of the securities being offered. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Capital Product Partners,” “we,” “us” and “our” and similar terms refer to Capital Product Partners L.P. and/or one or more of its subsidiaries. Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States or “GAAP.” References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2010 incorporated by reference herein.

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CAPITAL PRODUCT PARTNERS L.P.

We are a limited partnership incorporated as Capital Product Partners L.P. under the laws of the Republic of the Marshall Islands on January 16, 2007, by Capital Maritime & Trading Corp. (“Capital Maritime”), an international shipping company with a long history of operating and investing in the shipping market. We maintain our principal executive headquarters at 3 Iassonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950.

We are an international tanker company and our vessels trade on a worldwide basis and are capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and certain chemicals such as ethanol. As of the date of this prospectus, our fleet of 27 high specification vessels (2.2 million dwt) consists of 2 very large cargo carriers (“VLCCs”), 4 Suezmaxes, 18 medium range product tankers, 2 smaller product tankers and one Capesize dry cargo vessel with an average age (weighted by dwt) of approximately 3.6 years as of September 30, 2011.

On April 3, 2007, we completed our initial public offering (the “IPO”) on the Nasdaq Global Market of 13,512,500 common units at a price of $21.50 per unit. Capital Ship Management Corp., a subsidiary of Capital Maritime (“Capital Ship Management”), provides management and technical services in connection with our vessels under fixed or floating rate arrangements. Since the IPO we have increased the size of our fleet in terms of both number of vessels and carrying capacity, including through our acquisition of the M/V Cape Agamemnon Capesize dry cargo vessel on June 10, 2011 and the completion of our merger with Crude Carriers Corp. on September 30, 2011. We intend to continue to make strategic acquisitions and to take advantage of our relationship with Capital Maritime. Capital Maritime has granted us a right of first offer for any product or crude oil tankers with a carrying capacity greater than or equal to 30,000 dwt in its fleet. As of September 30, 2011, Capital Maritime owned a 27.1% interest in us, including 17,763,305 common units and a 2% interest through its ownership of our general partner, Capital GP L.L.C.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above.

As a foreign private issuer, we are exempt under the Securities Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

CPLP files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document CPLP files with or furnishes to the SEC free of charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents CPLP files with or furnishes to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at 1 (800) 732-0330 for further information about its public reference room. Reports and other information concerning the business of CPLP may also be inspected at the offices of the Nasdaq Global Market at One Liberty Plaza, 165 Broadway, New York, NY 10006.

We also make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.capitalpplp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows CPLP to “incorporate by reference” certain information filed with or furnished to the SEC, which means that CPLP can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that CPLP later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs or CPLP since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which CPLP has previously filed with or furnished to the SEC, as well as the annual report on Form 20-F of Crude Carriers Corp., filed with the SEC on April 18, 2011, and Current Report on Form 6-K furnished to the SEC on August 5, 2011. Crude Carriers Corp. became a wholly-owned subsidiary of CPLP through a merger completed on September 30, 2011. These documents contain important information about CPLP and its financial condition, business and results.

CPLP Filings (File No. 001-33373):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010; and

•	Current Reports on Form 6-K furnished on February 24, 2010 (Amendment and Restatement of the Partnership Agreement), January 21, 2011 (Announcement of Cash Distribution), April 21, 2011 (Announcement of Cash Distribution), May 5, 2011 (Q1 2011 Results and Earnings Release and Announcement of Merger with Crude), May 9, 2011 (Agreement and Plan of Merger with Crude Carriers Corp.), June 9, 2011 (Q1 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes), July 22, 2011 (Announcement of Cash Distribution), July 29, 2011 (Q2 2011 Results and Earnings Release), August 5, 2011 (Q2 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes), September 30, 2011 (Amendment of the Partnership Agreement and Amendment and Restatement of the Omnibus Agreement), October 20, 2011 (Long Term Fixed Rate Period Employment with Profit Share Arrangements for 3 Crude Tanker Vessels) October 26, 2011 (Announcement of Cash Distribution), October 31, 2011 (Q3 2011 Earnings Release) and November 22, 2011 (Long Term Fixed Rate Period Employment with Profit Share Arrangements for M/T “Achilleas”).

Crude Carriers Corp. Filings (File No. 001-34651):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010; and

•	Current Report on Form 6-K furnished on August 5, 2011 (Q2 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes).

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Current Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may obtain copies of these documents in the manner described above under the section captioned “Where You Can Find More Information.” You may also request copies of these documents (excluding exhibits) at no cost by contacting CPLP as follows:

Capital Product Partners L.P.
Investor Relations Representative
Nicolas Bornozis, President
Capital Link, Inc.
230 Park Avenue — Suite 1536
New York, NY 10160, USA
Tel: +1 212 661-7566

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our business, operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “could,” “continue,” “would,” “predict,” “should,” or the negative of these terms or other comparable terminology, are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	expectations of our ability to make cash distributions on the units;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from profit sharing arrangements and required levels of reserves;

•	future levels of operating surplus and levels of distributions as well as our future cash distribution policy;

•	tanker and dry cargo market conditions and fundamentals, including the balance of supply and demand in the markets in which we operate;

•	future charter hire rates and vessel values;

•	anticipated future acquisition of vessels from Capital Maritime or from other third parties;

•	anticipated chartering arrangements with Capital Maritime or other third parties in the future;

•	our anticipated growth strategies;

•	our ability to access debt, credit and equity markets;

•	our ability to refinance our debt and achieve the postponement of any amortization of our debt under the current terms of our credit facilities;

•	the ability of our customers to meet their obligations under the terms of our charter agreements, including the timely payment of the rates under the agreements;

•	the financial viability and sustainability of our customers;

•	the repayment of debt and settling of interest rate swaps, if any;

•	the effectiveness of our risk management policies and procedures and the ability of counterparties to our derivative contracts to fulfill their contractual obligations;

•	future refined product and crude oil prices and production;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, refined products and crude oil;

•	increases in domestic or worldwide oil consumption;

•	changes in interest rates;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	our ability to maintain long-term relationships with major refined product importers and exporters, major crude oil companies, and major commodity traders;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	our ability to leverage to our advantage Capital Maritime’s relationships and reputation in the shipping industry;

•	our continued ability to enter into long-term, fixed-rate time charters with our charterers and to re-charter our vessels as their existing charters expire;

•	changes in the supply of tanker vessels or dry cargo vessels, including newbuildings or lower than anticipated scrapping of older vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	the changes to the regulatory requirements applicable to the oil transportation industry, including, without limitation, requirements adopted by international organizations or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the ability of our manager to qualify for charter business short- or long-term with oil major charters;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•	our anticipated general and administrative expenses and our expenses under the management agreement and the administrative services agreement with Capital Ship Management and for reimbursement for fees and costs of Capital GP L.L.C., our general partner;

•	increases in costs and expenses under our management agreement following expiration and/or renewal of such agreement in connection with certain of our vessels;

•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements;

•	the impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	the anticipated taxation of our partnership and distributions to our unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	expected demand in the shipping sectors in which we operate in general and the demand for our medium range vessels in particular;

•	the expected lifespan of our vessels;

•	our ability to employ and retain key employees;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	future sales of our units in the public market; and

•	our business strategy and other plans and objectives for future operations.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors.” The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in this Annual Report and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Some of the following risks relate principally to the countries and the industry in which we operate and the nature of our business in general. Although many of our business risks are comparable to those that a corporation engaged in a similar business would face, limited partner interests differ from the capital stock of a corporation in certain respects. In particular, if any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in us. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by reference all of our risk factors included in our Annual Report on Form 20-F for the year ended December 31, 2010 or included in any Annual Report on Form 20-F or Current Report on Form 6-K filed or furnished after the date of this prospectus.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF CPLP

Global economic conditions may have a material adverse effect on CPLP’s business, financial position, distributions and results of operations as well as on its ability to recharter its vessels at favorable rates.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, the second half of 2008, the year 2009 and parts of 2010 were marked by a major economic slowdown which has had, and is expected to continue to have, a significant impact on world trade, including the oil trade. Demand for oil and refined petroleum products contracted sharply as a result of the global economic slowdown, which in combination with the diminished availability of trade credit, deteriorating international liquidity conditions and declining financial markets, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn also affected vessel values overall. Despite certain indications of recovery during 2010 and upward revisions of expected global oil demand growth for 2011, there has not been a material increase in crude or product tanker charter rates and global economic conditions remain fragile with significant uncertainty remaining with respect to recovery prospects, levels of recovery and long-term effects. Such upward revisions are primarily based on increased demand from countries not part of the Organization for Economic Co-operation and Development, or OECD, such as China and India, and if economic growth in these countries slows global oil demand and seaborne transport of oil may be significantly affected.

If these global economic conditions persist CPLP may not be able to operate its vessels profitably or employ its vessels at favorable charter rates as they come up for rechartering. Furthermore, a significant decrease in the market value of CPLP’s vessels may cause it to recognize losses if any of its vessels are sold or if their values are impaired, and may affect CPLP’s ability to comply with its loan covenants. A deterioration of the current economic and market conditions or a negative change in global economic conditions or the product or crude tanker markets would be expected to have a material adverse effect on CPLP’s business, financial position, results of operations and ability to make cash distributions and comply with its loan covenants, as well as its future prospects and ability to grow its fleet.

Charter rates for tanker vessels are highly volatile and are currently near historically low levels and may further decrease in the future, which may adversely affect CPLP’s earnings and its ability to make cash distributions as it may not be able to recharter its vessels, or it may not be able to recharter them at competitive rates.

CPLP currently charters three vessels in the spot charter market and the charters of 10 of its vessels are scheduled to expire during 2012. CPLP may only be able to recharter these vessels at reduced or unprofitable rates as their current charters expire, or it may not be able to recharter these vessels at all. Throughout 2010 and 2011 the period charter market was, and continues to be, at close to historically low levels and many of CPLP’s vessels which entered into new charters during this period were rechartered at rates lower than their original charters. In the event the current low rate environment continues and charterers do not display an increased interest in chartering vessels for longer periods at improved rates, CPLP may not be able to obtain competitive rates for its vessels and its earnings and distributions may be adversely affected.

Alternatively, CPLP may have to deploy these vessels in the spot market, which, although common in the tanker industry, is cyclical and highly volatile, with rates fluctuating significantly based upon demand for oil and oil products and tanker supply, amongst others. In the past, the spot charter market has also experienced periods when spot rates have declined below the operating cost of vessels and currently charter rates in the spot market are also close to historical lows. The successful operation of CPLP’s vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, CPLP will generally experience delays in realizing the benefits from such increases.

The demand for period charters may not increase and the tanker charter market may not significantly recover over the next several months or may decline further. The occurrence of any of these events could have a material adverse effect on CPLP’s business, results of operations, cash flows, financial condition and ability to meet our obligations and to make cash distributions.

CPLP may not be able to grow or to effectively manage its growth.

CPLP’s future growth will depend upon a number of factors, some of which it cannot control. These factors include its ability to:

•	capitalize on opportunities in the crude and product tanker market by fixing period charters for its vessels at attractive rates;

•	identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•	identify vessels and/or shipping companies for acquisitions;

•	integrate any acquired businesses or vessels successfully with existing operations;

•	hire, train and retain qualified personnel to manage, maintain and operate its growing business and fleet;

•	identify additional new markets;

•	improve operating and financial systems and controls;

•	complete accretive transactions in the future; and

•	access financing and obtain required financing for existing and new operations, including refinancing of existing indebtedness.

CPLP’s ability to grow is in part dependent on its ability to expand its fleet through acquisitions of suitable vessels. CPLP may not be able to acquire newbuildings or product and crude tankers on favorable terms, which could impede its growth and negatively impact its financial condition and ability to pay distributions. CPLP may not be able to contract for newbuildings or locate suitable vessels or negotiate acceptable construction or purchase contracts with shipyards and owners, or obtain financing for such acquisitions on economically acceptable terms, or at all.

The failure to effectively identify, purchase, develop, employ and integrate any vessels or businesses could adversely affect CPLP’s business, financial condition and results of operations.

Fees and cost reimbursements paid by CPLP to Capital Maritime for services provided to CPLP and certain of its subsidiaries are substantial, fluctuate and may reduce CPLP’s cash available for distribution to its unitholders.

CPLP has entered into management agreements with Capital Ship Management, a subsidiary of Capital Maritime, for the management of its fleet. As of the date of this prospectus, 20 of CPLP’s vessels are managed under a fixed fee management agreement under which CPLP pays a fixed daily fee and reimburses Capital Maritime for all expenses it incurs on CPLP’s behalf. The fixed daily fee to be paid to Capital Maritime includes all costs incurred in providing certain commercial and technical management services to CPLP, including vessel maintenance, crewing, purchasing and insurance and also includes the expenses for each vessel’s next scheduled special or intermediate survey, as applicable, and related drydocking. In addition to the fixed daily fees payable under the management agreement, Capital Maritime is entitled to supplementary remuneration for Extraordinary Fees (as defined below) and costs of any direct and indirect expenses it reasonably incurs in providing these services which may vary from time to time, and which include, among others, certain costs associated with the vetting of CPLP’s vessels, repairs related to unforeseen events, and insurance deductibles in accordance with the terms of the management agreement (the “Extraordinary Fees”).

At such time, and in the event any new vessels are acquired, CPLP will have to enter into new agreements with Capital Ship Management or a third party for the provision of the above services. It is possible that any such new agreement may not be on the same or similar terms as our existing agreements, and that the level of our operating costs may materially change following any such renewal. Any increase in the costs and expenses associated with the provision of these services by our manager in the future, such as the condition and age of our vessels, costs of crews for our time chartered vessels and insurance, will lead to an increase in the fees CPLP would have to pay to Capital Ship Management or another third party under any new agreements CPLP enters into. The payment of fees to Capital Ship Management or a third party and reimbursement of expenses to such manager could adversely affect CPLP’s business, financial condition, and results of operations, including its ability to make cash distributions.

The remaining seven vessels of CPLP’s fleet are managed under a floating fee management agreement. Under the management agreement, however, CPLP must pay for vessel operating expenses (including crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses) as incurred. These expenses depend upon a variety of factors, many of which will be beyond CPLP’s or its manager’s control. Some of these costs, primarily relating to crewing, insurance and enhanced security measures, have been increasing and may increase in the future. Increases in any of these costs would decrease CPLP’s earnings, cash flows and the amount of cash available for distribution to its unitholders.

In addition, the manager has the right to terminate the management agreement for five of these vessels and, under certain circumstances, could receive substantial sums in connection with such termination; however, even if the board of directors of CPLP (the “CPLP Board”) or its unitholders are dissatisfied with the manager, there are limited circumstances under which CPLP can terminate such management agreement. If the manager elects to terminate the management agreement, in accordance with the terms of the agreement a termination payment, which could be substantial, will be payable to the manager. This termination payment was initially set at $9.0 million and increases on each one-year anniversary during which the management agreement remains in effect (on a compounding basis) in accordance with the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months.

CPLP is exposed to various risks in the international drybulk shipping industry, which is cyclical and volatile.

Following its acquisition of the Cape Agamemnon from Capital Maritime on June 10, 2011, CPLP became subject to various risks of the drybulk shipping industry. The drybulk shipping industry is cyclical with attendant volatility in charter rates, vessel values and profitability. In addition, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely. After reaching historical highs in mid-2008, charter hire rates for Capesize drybulk carriers such as the Cape Agamemnon reached near historically low levels at the end of 2008, from which they have not significantly recovered. Although the Cape Agamemnon is currently deployed on a period time charter, in the future CPLP may have to charter it pursuant to short-term time charters, and may be exposed to changes in spot market and short-term charter rates for drybulk carriers, and such changes may affect CPLP’s earnings and the value of the Cape Agamemnon at any given time.

Moreover, the factors affecting the supply and demand for drybulk vessels are outside of CPLP’s control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments;

•	the distance drybulk cargoes are to be moved by sea; and

•	changes in seaborne and other transportation patterns.

Factors that influence the supply of vessel capacity include:

•	the number of newbuild deliveries, which among other factors relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

•	the scrapping rate of older vessels;

•	port and canal congestion;

•	the number of vessels that are in or out of service, including due to vessel casualties; and

•	changes in environmental and other regulations that may limit the useful lives of vessels.

CPLP currently anticipates that the future demand for the Cape Agamemnon following completion of its charter and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the global economy including the world’s developing economies such as China, India, Brazil and Russia, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea. A decline in demand for commodities transported in drybulk vessels or an increase in supply of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect CPLP’s business, financial condition and results of operations.

The Cape Agamemnon is currently chartered at rates that are at a substantial premium to the spot and period market, and the loss of this charter could result in a significant loss of expected future revenues and cash flows.

The Cape Agamemnon is currently under a 10 year time charter to Cosco Bulk Carrier Co. Ltd. (“Cosco”), an affiliate of the COSCO Group and one of the largest dry bulk charterers globally, which commenced in July 2010 and was amended in November 2011. The earliest expiry under the charter is June 2020. Since the amendment in November 2011, the gross charter rate is a flat rate of $42,200 per day, which represents a substantial premium to current market levels.

The loss of this customer could result in a significant loss of revenues, cash flow and CPLP’s ability to maintain or improve distributions longer term. CPLP could lose this customer or the benefits of the charter entered into with it if, among other things:

•	the customer faces financial difficulties forcing it to declare bankruptcy or making it impossible for it to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

•	the customer fails to make charter payments because of its financial inability, disagreements with CPLP or otherwise;

•	the customer seeks to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions;

•	the customer exercises certain rights to terminate the charter;

•	the customer terminates the charter because CPLP fails to comply with the terms of the charter, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or CPLP defaults under the charter;

•	a prolonged force majeure event affecting the customer, including war or political unrest prevents CPLP from performing services for that customer; or

•	the customer terminates the charter because CPLP fails to comply with the safety and regulatory criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

In the event CPLP loses the benefit of the charter with Cosco prior to its expiration date, it would have to recharter the vessel at the then prevailing charter rates. In such event, CPLP may not be able to obtain competitive, or profitable, rates for this vessel and CPLP’s earnings and ability to make cash distributions may be adversely affected.

A negative change in the economic conditions in the United States, the European Union or the Asian region, especially in China, Japan or India, could reduce drybulk trade and demand, which could reduce charter rates and have a material adverse effect on CPLP’s business, financial condition and results of operations.

A significant number of the port calls made by Capesize bulk carriers involve the loading or discharging of raw materials in ports in the Asian region, particularly China, Japan and India. As a result, a negative change in economic conditions in any Asian country, particularly China, Japan or, to a lesser extent, India, could have a material adverse effect on CPLP’s business, financial position and results of operations, as well as its future prospects, by reducing demand and, as a result, charter rates and affecting CPLP’s ability to re-charter the Cape Agamemnon at a profitable rate. In past years, China and India have had two of the world’s fastest growing economies in terms of gross domestic product and have been the main driving force behind increases in marine drybulk trade and the demand for drybulk vessels. If economic growth declines in China, Japan, India and other countries in the Asian region, CPLP may face decreases in such drybulk trade and demand. Moreover, a slowdown in the United States and Japanese economies, as has occurred recently, or the economies of the European Union or certain Asian countries will likely adversely affect economic growth in China, India and elsewhere. Such an economic downturn in any of these countries could have a material adverse effect on CPLP’s business, financial condition and results of operations.

An oversupply of drybulk vessel capacity may lead to reductions in charter rates and profitability.

The market supply of drybulk vessels has been increasing, and the number of drybulk vessels on order as of September 30, 2011, was approximately 39.3% of the then-existing global drybulk fleet in terms of dwt, with deliveries expected mainly during the succeeding 24 months, although available data with regard to cancellations of existing newbuild orders or delays of newbuild deliveries are not always accurate.

During the recent economic crisis, it was also observed that significantly fewer vessels were being scrapped as compared with prior periods. As a result, the drybulk fleet remains an aged fleet that has not decreased in number. An oversupply of drybulk vessel capacity will likely result in a reduction of charter hire rates. Upon the expiration of its current period time charter in June 2020, if CPLP cannot enter into a new period time charter for the Cape Agamemnon on acceptable terms, it may have to secure charters in the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or it may not be able to charter the vessel at all.

In addition, a material increase in the net supply of drybulk vessel capacity without corresponding growth in drybulk vessel demand could have a material adverse effect on the Cape Agamemnon’s utilization, and could, accordingly, materially adversely affect CPLP’s business, financial condition and results of operations.

The international drybulk shipping industry is highly competitive, and as a new entrant in this industry with only one drybulk vessel in its fleet, CPLP may not be able to compete successfully for charters with established companies or other new entrants with greater resources, and it may not be able to successfully operate the vessel.

CPLP has historically owned tanker vessels and has been active in the tanker market only. CPLP employs the Cape Agamemnon in the highly competitive drybulk market in which it has no prior experience. The drybulk market is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of which have substantially greater resources than CPLP has or will have. Competition for the transportation of drybulk cargo by sea is intense and depends on price, customer relationships, operating expertise, professional reputation and size, age, location and condition of the vessel. In this highly fragmented market, established companies operating larger fleets as well as additional competitors with greater resources may be able to offer lower charter rates than CPLP is able to offer, which could have a material adverse effect on CPLP’s ability to utilize the Cape Agamemnon and, accordingly, its profitability.

The operation of drybulk vessels has certain unique operational risks, and failure to adequately maintain the Cape Agamemnon could have a material adverse effect on CPLP’s business, financial condition and results of operations.

The Cape Agamemnon is the only drybulk vessel in CPLP’s fleet. With a drybulk vessel, the cargo itself and its interaction with the vessel may create operational risks. By their nature, drybulk cargoes are often heavy, dense and easily shifted, and they may react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Breaches of a drybulk vessel’s hull may lead to the flooding of the vessel’s holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If CPLP or Capital Maritime, as manager, does not adequately maintain the Cape Agamemnon, it may be unable to prevent these events. The occurrence of any of these events could have a material adverse effect on CPLP’s business, financial condition and results of operations.

U.S. tax authorities could treat CPLP as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. persons who hold CPLP common units.

A foreign entity taxed as a corporation for United States federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for United States federal income tax purposes if (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (ii) at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on CPLP’s current and projected method of operation, CPLP believes that it is not currently a PFIC and does not expect to become a PFIC in the future. CPLP intends to treat its income from time chartering activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the IRS will accept this position. There are legal uncertainties involved in this determination. Accordingly, no assurance can be given that the IRS or a United States court will accept the position that CPLP is not a PFIC and there is a risk that the IRS or a United States court could determine that CPLP is a PFIC. Moreover, no assurance can be given that CPLP would not become a PFIC for any future taxable year if there were to be changes in CPLP’s assets, income or operations. See “Material United States Federal Income Tax Considerations—Ownership and Disposition of CPLP Common Units—Certain PFIC Considerations Applicable to U.S. Holders” beginning on page 56.

CPLP may have to pay tax on United States source income, which would reduce earnings.

Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the U.S. is characterized as U.S. source shipping income, and such income generally is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code. CPLP believes that it and each of its subsidiaries will qualify for this statutory tax exemption, and CPLP will take this position for United States federal income tax return reporting purposes. See “Material United States Federal Income Tax Considerations—Certain Considerations Relating to the United States Federal Income Taxation of CPLP—The Section 883 Exemption and the Taxation of Operating Income” beginning on page 61. However, there are factual circumstances, including some that may be beyond CPLP’s control, which could cause CPLP to lose the benefit of this tax exemption.

Additionally, a prerequisite for this statutory tax exemption is that CPLP’s common units represent more than 50% of the voting power and value of CPLP, and while CPLP believes that the CPLP common units represent more than 50% of the voting power of CPLP because holders of the common units (other than Capital Maritime and its affiliates) can elect a majority of the CPLP Board, the IRS could disagree with CPLP’s position. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes CPLP is organized as a limited partnership under Marshall Islands law, and CPLP’s general partner will be responsible for managing CPLP’s business and affairs on a day-to-day basis and has been granted certain veto rights over decisions of the CPLP Board. The IRS could assert that the aforementioned powers of the general partner effectively reduce the voting power of the CPLP common units to 50% or less of the overall voting power of CPLP. Therefore, CPLP can give no assurances that the IRS will not take a different position regarding CPLP’s qualification, or the qualification of any of CPLP’s subsidiaries, for this tax exemption.

If CPLP or its subsidiaries are not entitled to this exemption under Section 883 for any taxable year, CPLP or its subsidiaries generally would be subject for those years to a 4% gross income tax on their U.S. source shipping income. The imposition of this taxation could have a negative effect on CPLP’s business and would result in decreased earnings available for distribution to holders of common units.

RISKS RELATING TO FINANCING ACTIVITIES

CPLP has incurred significant indebtedness, which could adversely affect its ability to further finance its operations, pursue desirable business opportunities or successfully run its business in the future, as well as its ability to make cash distributions. In the event CPLP is not able to extend the non-amortizing period under its credit facilities or refinance its debt on similar terms its business, financial condition, and results of operations, including its ability to make cash distributions, may be impaired. Any new or amended credit facilities CPLP enters into in order to refinance its debt will contain restrictive covenants, which may limit its business and financing activities, and adversely affect its business, financial condition, and results of operations, including its ability to make cash distributions.

CPLP has entered into three non-amortizing credit facilities to date and, as of the date of this prospectus, CPLP had drawn (i) $366.5 million of $370.0 million available under its 2007 credit facility, (ii) $242.1 million of $350.0 million available under its 2008 credit facility, and (iii) $25.0 million of $25.0 million available under its 2011 credit facility.

The non-amortizing periods under these facilities are scheduled to expire as early as June 2012 for the 2007 facility and March 2013 for the 2008 and 2011 facilities. CPLP may not be successful in refinancing its existing indebtedness on favorable terms or similar terms or at all, and any new indebtedness it may enter into may have additional restrictions that CPLP will need to comply with. In the event these facilities are not refinanced on similar terms, CPLP’s obligation to make principal payments following the expiration of the respective non-amortizing periods may start as early as September 2012. In such event, CPLP’s ability to make cash distributions to unitholders may be substantially impaired.

CPLP’s leverage and debt service obligations could have significant additional consequences, including the following:

•	If future cash flows are insufficient, it may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by it.

•	If future cash flows are insufficient and CPLP is not able to service its debt or, when the non-amortizing period of its existing credit facilities expires, to refinance its existing indebtedness, its obligation to make principal payments under its credit facilities starting in September 2012 may force CPLP to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing its debt, or seeking additional equity capital or bankruptcy protection.

•	Its indebtedness will have the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect its financial condition and, therefore, may pose substantial risk to its unitholders.

•	In the event that it is liquidated, any of its senior or subordinated creditors and any senior or subordinated creditors of its subsidiaries will be entitled to payment in full prior to any distributions to the holders of its CPLP common units.

•	CPLP’s 2007, 2008 and 2011 credit facilities mature in 2017, 2018 and 2018, respectively. CPLP’s ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of CPLP’s indebtedness and the restrictions contained in its debt instruments. Upon maturity, CPLP will be required to dedicate a substantial portion of its cash flow to the payment of such debt, which will reduce the amount of funds available for operations, capital expenditures and future business opportunities.

The occurrence of any one of these events could have a material adverse effect on CPLP’s business, financial condition, results of operations, prospects and ability to make distributions and to satisfy its obligations under its credit facilities or any debt securities.

If CPLP defaults under its credit facilities, it could forfeit its rights in certain of its vessels and their charters and its ability to make cash distributions may be impaired.

CPLP has pledged its vessels as security to the lenders under its credit facilities. Default under these credit facilities, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and CPLP could lose its rights in the vessels and their charters.

When final payment is due under loan agreements, CPLP must repay any borrowings outstanding, including balloon payments. To the extent that cash flows are insufficient to repay any of these borrowings or asset cover is inadequate due to a deterioration in vessel values, CPLP will need to refinance some or all of its loan agreements, replace them with alternate credit arrangements or provide additional security. CPLP may not be able to refinance or replace its loan agreements or provide additional security at the time they become due.

In the event CPLP is not able to refinance its existing debt obligations, or if its operating results are not sufficient to service current or future indebtedness, or to make relevant principal repayments if necessary, it may be forced to take actions such as reducing or eliminating distributions, reducing or delaying business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt, or seeking additional equity capital or bankruptcy protection. In addition, the terms of any refinancing or alternate credit arrangement may restrict CPLP’s financial and operating flexibility and its ability to make cash distributions.

If CPLP is in breach of any of the terms of its credit facilities, a significant portion of its obligations may become immediately due and payable and its lenders’ commitments to make further loans to it may terminate. It may also be unable to execute its business strategy or make cash distributions.

CPLP’s ability to comply with the covenants and restrictions contained in its credit facilities and any other debt instruments it may enter into in the future may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If vessel valuations or market or other economic conditions deteriorate further, CPLP’s ability to comply with these covenants may be impaired. If CPLP is in breach of any of the restrictions, covenants, ratios or tests in CPLP’s credit facilities, especially if CPLP triggers a cross-default currently contained in its credit facilities or any interest rate swap agreements it has entered into pursuant to their terms, a significant portion of CPLP’s obligations may become immediately due and payable, and its lenders’ commitment to make further loans to it may terminate. CPLP may not be able to reach agreement with its lenders to amend the terms of the loan agreements or waive any breaches and it may not have, or be able to obtain, sufficient funds to make any accelerated payments. In addition, obligations under CPLP’s credit facilities are secured by its vessels, and if it is unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets. Furthermore, if funds under CPLP’s credit facilities become unavailable as a result of a breach of CPLP’s covenants or otherwise, it may not be able to execute its business strategy, which could have a material adverse effect on CPLP’s business, results of operations and financial condition, including its ability to make cash distributions.

Decreases in asset values due to circumstances outside of CPLP’s control may limit its ability to refinance existing debt or make further draw-downs under existing credit facilities, which may limit CPLP’s ability to purchase additional vessels or pay distributions in the future and affect its ability to extend the non-amortizing periods under its credit facilities. In addition, if asset values continue to decrease significantly, CPLP may have to pre-pay part of its outstanding debt or provide additional security in order to remain in compliance with covenants under existing credit facilities.

Each of the credit facilities of CPLP requires that a specific aggregate fair market value of the vessels in the fleet be maintained as a percentage of the aggregate amount outstanding under such credit facility. Any contemplated vessel acquisitions will have to be at levels that do not impair the required ratios. The recent global economic downturn has had an adverse effect on tanker asset values which is likely to persist if the economic slowdown resumes. If the estimated asset values of the vessels in CPLP’s fleet continue to decrease, such decreases may limit the amounts CPLP can draw down under its current credit facilities to purchase additional vessels and the ability to expand CPLP’s fleet. In addition, CPLP may be obligated to pre-pay part of its outstanding debt or provide additional security in order to remain in compliance with the relevant covenants under its existing credit facilities. Furthermore, under the terms of its credit facilities and subject to compliance with certain ratios and provisions, including its loan to asset ratio, CPLP has the option to request an extension of the non-amortizing period under its credit facilities. The granting of such an extension is at the discretion of the respective financing bank. However, in the event that asset values decrease due to circumstances outside of CPLP’s control, the loan to asset ratios under the facilities may be affected to such a degree that CPLP’s option to request, and the banks’ ability to grant, any such extension may be prohibited under the terms of the credit facilities. Such decreases could have a material adverse effect on CPLP’s business, results of operations and financial condition and its ability to refinance its existing facilities or to make cash distributions.

A limited number of financial institutions hold CPLP’s cash, including financial institutions located in Greece.

CPLP maintains all of its cash with a limited number of financial institutions, including institutions located in Greece. The financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. These balances may not be covered by insurance in the event of default by these financial institutions. The ongoing fiscal situation in Greece, including the possibility of further sovereign credit rating downgrades and the restructuring of Greece’s sovereign debt, may result in an event of default by some or all of these financial institutions. The occurrence of such a default could therefore have a material adverse effect on CPLP’s business, financial condition, results of operations and cash flows.

RISK RELATING TO CPLP’s COMMON UNITS

CPLP cannot assure you that it will pay any distributions.

CPLP currently observes a cash dividend and cash distribution policy implemented by its board of directors. The actual declaration of future cash distributions, and the establishment of record and payment dates, is subject to final determination by the CPLP Board each quarter after its review of financial performance. CPLP’s ability to pay distributions in any period will depend upon factors including but not limited to financial condition, results of operations, prospects and applicable provisions of Marshall Islands law.

The timing and amount of distributions, if any, could be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. Maintaining the distribution policy will depend on CPLP’s cash earnings, financial condition and cash requirements and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by the CPLP Board, increased or unanticipated expenses, additional borrowings and ability to refinance existing indebtedness, asset valuations, or future issuances of securities, which may be beyond CPLP’s control.

Under Marshall Islands law, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability.

CPLP’s distribution policy may be changed at any time, and from time to time, by its board of directors.

Future sales of CPLP common units could cause the market price of CPLP common units to decline.

The market price of CPLP common units could decline due to sales of a large number of units in the market, including sales of units by CPLP’s large unitholders, or the perception that these sales could occur.

These sales could also make it more difficult or impossible for CPLP to sell equity securities in the future at a time and price that it deems appropriate to raise funds through future offerings of common units.

CPLP’s organization as a limited partnership under the laws of the Republic of the Marshall Islands may limit the ability of unitholders to protect their interests.

CPLP’s affairs are governed by the CPLP Partnership Agreement and the Marshall Islands Limited Partnership Act (“MILPA”). The provisions of the MILPA resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The MILPA Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the MILPA or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. However, there have been few, if any, judicial cases in the Republic of the Marshall Islands interpreting the MILPA. For example, the rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Although the MILPA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware, CPLP’s public unitholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a limited partnership organized in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against CPLP.

CPLP is organized under the laws of the Republic of the Marshall Islands, as is its general partner, and most of its subsidiaries are incorporated or organized under the laws of the Republic of the Marshall Islands. Substantially all of CPLP’s assets and those of its subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon CPLP or to enforce judgment upon CPLP for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which CPLP or its subsidiaries are incorporated or organized or where CPLP’s assets or the assets of its subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against CPLP or its subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against CPLP or its subsidiaries based upon these laws.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	acquisitions, including vessel acquisitions;

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital or capital expenditures.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

PRICE RANGE OF COMMON UNITS

Our common units started trading on the Nasdaq Global Market under the symbol “CPLP” on March 30, 2007. The following table sets forth the high and low closing market prices in U.S. Dollars for our common units for each of the periods indicated.

	High	Low

Year Ended:
December 31, 2010	$10.01	$6.88
December 31, 2009	$11.21	$5.23
December 31, 2008	$23.23	$5.70
December 31, 2007*	$32.33	$21.35

Quarter Ended:
September 30, 2011	$9.30	$4.89
June 30, 2011	$11.31	$7.88
March 31, 2011	$10.61	$9.34
December 31, 2010	$9.75	$8.19
September 30, 2010	$9.18	$7.99
June 30, 2010	$9.10	$6.88
March 31, 2010	$10.01	$8.36
December 31, 2009	$10.41	$7.53
September 30, 2009	$11.21	$7.55
June 30, 2009	$10.38	$6.75
March 31, 2009	$10.61	$5.23
Month Ended:
October 2011	$7.13	$5.74
September 2011	$6.72	$5.92
August 2011	$8.13	$4.89
July 2011	$9.30	$7.96
June 2011	$9.14	$7.88
May 2011	$11.31	$9.14

*	Period commenced on March 30, 2007.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding four fiscal years, and for the six month period ended June 30, 2011. CPLP conducted its initial public offering on April 3, 2007, so figures for fiscal year 2007 are for the period from April 4, 2007 through December 31, 2007.

For the purpose of calculating such ratios, “earnings” consist of CPLP’s net income before fixed charges. “Fixed charges” consist of interest expense and amortization of debt issuance finance costs.

					For the
	For the six				period from
	month				April 4,
	period	Year Ended	Year Ended	Year Ended	2007 to
	ended June	December	December	December	December
	30, 2011	31, 2010	31, 2009	31, 2008	31, 2007
	(Expressed in thousands of United States Dollars)

EARNINGS
Partnership’s net income	17,541	17,936	29,225	50,767	21,571
Interest Expense (1)	16,167	32,502	31,384	24,241	7,540
Amortization of finance cost	302	547	439	310	74
Total Earnings	34,010	50,985	61,048	75,318	29,185
FIXED CHARGES
Interest Expense (1)	16,167	32,502	31,384	24,241	7,540
Amortization of finance cost	302	547	439	310	74
Total Fixed Charges	16,469	33,049	31,823	24,551	7,614

Ratio of Earnings to Fixed Charges and Preferred Dividends (2), (3)	2.1x	1.5x	1.9x	3.1x	3.8x

(1)	Interest expense consists of interest costs incurred under our $370.0 million, $350.0 million and $25.0 million revolving credit facilities, interest costs associated with our swap agreements, as well as commitment and annual loan fees.
(2)	Our loan facilities covenants have an EBITDA to Net Interest expenses requirement, which is different from the ratio of earnings to fixed charges.
(3)	Although CPLP is authorized to issue preferred units, it has never issued preferred units and does not have any outstanding amount of preferred units therefore the calculation would not change.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 30, 2011, CPLP completed the acquisition of Crude Carriers Corp. (“Crude”) in a unit-for-share transaction, whereby Crude became a wholly-owned subsidiary of CPLP.

The accompanying unaudited pro forma condensed combined balance sheet as at June 30, 2011 is presented in thousands of U.S. dollars and reflects the combination of Crude and CPLP using the acquisition method of accounting as if the acquisition of Crude by CPLP closed on June 30, 2011. The unaudited pro forma condensed combined income statement for the year ended December 31, 2010 and six months ended June 30, 2011 are presented in thousands of U.S. dollars and reflect the combination of Crude and CPLP as if the proposed transaction closed on January 1, 2010 and was carried forward through the six months ended June 30, 2011.

The following unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with Crude’s audited consolidated financial statements and the related notes included in Crude’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 18, 2011, Crude’s unaudited condensed consolidated financial statements for the six months ended June 30, 2011, furnished to the SEC on August 5, 2011, CPLP’s audited consolidated financial statements included in CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on February 4, 2011, and CPLP’s unaudited condensed consolidated financial statements for the six months ended June 30, 2011, furnished to the SEC on Form 6-K on August 5, 2011, all of which are incorporated by reference herein.

The unaudited pro forma condensed combined financial information does not reflect future events that may occur, including the potential realization of operating cost savings, general and administrative synergies or restructuring or other costs relating to the integration of the two companies. The unaudited pro forma condensed financial information was prepared in accordance with Article 11 of Regulation S-X of the SEC.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on June 30, 2011 in the case of balance sheet information, and January 1, 2010 and carried forward through the six months ended June 30, 2011 in the case of income statement information, nor are they necessarily indicative of the future operating results or financial position of CPLP. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that CPLP believes are reasonable on the date of this registration statement.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the managements’ discussion and analysis of Crude and CPLP in the Annual Reports on Form 20-F and other reports furnished to the SEC described above, as well as the other reports incorporated by reference herein. See the sections captioned “Where You Can Find More Information,” beginning on page 3 and “Incorporation of Documents by Reference” beginning on page 4.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2011

						Pro Forma
	Historical					Condensed
	Capital	Crude				Combined
	Product	Carriers	Pro Forma			Balance
	Partners L.P.	Corp.	Adjustments	Notes		Sheet
	(Dollars in thousands, except unit and share data)(1)

ASSETS
Current assets
Cash and cash equivalents	$37,868	$7,576	—			$45,444
Trade accounts receivable	2,380	4,280	—			6,660
Due from related parties	3	—	—			3
Prepayments and other	458	350	—			808
Inventories	272	3,216	—			3,488

Total current assets	$40,981	$15,422	—			$56,403

Fixed assets
Vessel, net	743,008	385,327	6,423	2	(b)	1,134,758

Total fixed assets	$743,008	$385,327	$6,423			$1,134,758

Other non-current assets
Above market acquired bare-boat charter	55,075	—	—			55,075
Deferred finance charges	2,435	1,770	(1,464)	2	(c)	2,741
Restricted cash	5,500	5,000	—			10,500

Total non-current assets	$806,018	$392,097	$4,959			$1,203,074

Total assets	$846,999	$407,519	$4,959			$1,259,477

LIABILITIES AND PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$19,305	$(19,305)	2	(c)	$—
Trade accounts payable	2,215	4,810	—			7,025
Due to related parties	5,782	2,930	—			8,712
Accrued liabilities	1,110	3,303	—			4,413
Deferred revenue — current	4,106	—	—			4,106

Total current liabilities	$13,213	$30,348	$(19,305)			$24,256

Long-term liabilities
Long-term debt	499,000	115,275	19,305	2	(c)	633,580
Deferred revenue — long term	3,301	—	—			3,301
Derivative instruments	23,877	—	—			23,877

Total long-term liabilities	$526,178	$115,275	$19,305			$660,758

Total liabilities	$539,391	$145,623	$—			$685,014

Partners’ Capital /Stockholders’ Equity
			3,725	2	(d)
General Partner	7,045	—	1,583	2	(a)	12,353
Limited Partners — Common (44,904,183 units issued and outstanding at June 30, 2011)			182,508	2	(d)
			77,558	2	(a)	582,224
	320,677	—	1,481	2	(a)
Accumulated other comprehensive loss	(20,114)	—	—			(20,114)
Common stock (par value $0.0001 per share: 1 billion shares authorized; 13,899,400 issued and outstanding at June 30, 2011	—	2	(2)	2	(e)	—
Class B Stock, par value $0.0001 per share: 100 million shares authorized; 2,105,263 shares issued and outstanding at June 30, 2011	—	—	—			—
Additional paid in capital	—	281,843	(281,843)	2	(e)	—
Accumulated deficit	—	(19,949)	19,949	2	(e)	—

Total partners’ capital/stockholders’ equity	$307,608	$261,896	$4,959			$574,463

Total liabilities and partners’ capital/stockholders’ equity	$846,999	$407,519	$4,959			$1,259,477

(1)	Accounting Standards Codification (“ASC”) “Business Combinations” establishes principles and requirements for how the acquirer of a business combination account for the acquisition related costs. ASC 805.10.25.23 states that these costs shall account for as expenses in the periods in which the costs are incurred and the services are received, with the exception of the costs to issue debt or equity securities. Crude and CPLP incurred approximately $4,000 and $4,000 respectively, in fees and costs associated with the merger. For the six month period ended June 30, 2011, Crude and CPLP have already recognized the amounts of $1,883 and $2,299, respectively, in costs associated with the merger, under general and administrative expenses. The remaining merger costs will be expensed in the periods as incurred and therefore are not reflected in the pro forma condensed combined financial information.

The financial information above should be read in conjunction with the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2010

						Pro Forma
	Historical					Condensed
	Capital	Crude				Combined
	Product	Carriers	Pro Forma			Income
	Partners L.P.	Corp.	Adjustments	Notes		Statement
	(Dollars in thousands, except per unit data)

Revenues	$113,562	$55,882	$—			$169,444
Revenues — related party	11,030	—	—			11,030

Total revenues	$124,592	$55,882	$—			$180,474
Expenses:
Voyage expenses	7,009	18,482	—			25,491
Voyage expenses — related party	—	611	—			611
Vessel operating expenses — related party	30,261	1,086	—			31,347
Vessel operating expenses	1,034	9,152	—			10,186
General and administrative expenses	3,506	3,264	(267)	2	(f)	6,503
Vessel depreciation	31,464	11,317	(1,016)	2	(g)	41,765
Other operating income	—	(1,286)	—			(1,286)

Operating Income	$51,318	$13,256	$1,283			$65,857

Other income (expense), net:
Interest expense & finance cost	(33,259)	(3,687)	2,357	2	(h)	(34,589)
Interest and other income	860	328	—			1,188

Total other income (expense), net	$(32,399)	$(3,359)	$2,357			$(33,401)

Net income	$18,919	$9,897	$3,640			$32,456

Less:
Net income attributable to Capital Maritime operations	983	—	—			983

Partnership’s /Company’s net income	$17,936	$9,897	$3,640			$31,473

General Partner interest in Partnership’s net income	$359					$629
Limited Partners’ interest in Partnership’s net income	$17,577					$30,844
Net income per:
Common units (basic and diluted)	$0.54					$0.59
Weighted-average units outstanding:
Common units (basic and diluted)(*)	32,437,314					52,069,715

(*)	The pro forma weighted average number of units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the year ended December 31, 2010 include (i) CPLP weighted average number of units for the year ended December 31, 2010, (ii) Crude weighted average number of common and class B shares for the year ended December 31, 2010 multiplied by the exchange ratio of 1.56 and (iii) the weighted average of 20,000 Crude shares representing awards, to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56.

The financial information above should be read in conjunction with the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included in this prospectus.

The two class method which was used to calculate pro forma combined earnings per unit for the year ended December 31, 2010 as follows:

	For the Year Ended December 31, 2010
	(Dollars in thousands, except per unit data)

Numerators
Partnership’s pro forma combined net income			$31,473
Less:
General Partner’s interest in Partnership’s pro forma combined net income			(629)
Partnership’s pro forma combined net income allocable to unvested units			(276)
Partnership’s pro forma combined net income available to common unit holders			$30,568
Denominators	Actual	Pro forma Adjustment	Pro forma
CPLP weighted average number of common units outstanding, basic and diluted	32,437,314	(394,925)	32,042,389
Weighted average number of common units outstanding, representing converted Crude weighted average number of shares, basic and diluted (12,831,290 X 1.56)	—	20,016,812	20,016,812
Weighted average number of common units outstanding, representing converted Crude share based payment awards whose vesting will be accelerated, basic and diluted	—	10,514	10,514
Total weighted average number of units	32,437,314	19,632,401	52,069,715
Pro forma combined net income per common unit:
Basic and diluted			$0.59

The pro forma adjustment of 394,925 for the year ended December 31, 2010 represents the weighted average number of 499,190 common units that must be converted into general partner units in order for Capital GP to maintain its 2% interest in CPLP.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2011

						Pro Forma
	Historical					condensed
	Capital	Crude				combined
	Product	Carriers	Pro Forma			Income
	Partners L.P.	Corp.	Adjustments	Notes		Statement
	(Dollars in thousands, except per unit data)

Revenues	$43,909	$22,621	$—			$66,530
Revenues — related party	11,597	—	—			11,597

Total revenues	$55,506	$22,621	$—			$78,127

Expenses:
Voyage expenses	1,776	7,023	—			8,799
Voyage expenses — related party	—	284	—			284
Vessel operating expenses — related party	14,903	779	—			15,682
Vessel operating expenses	79	7,245	—			7,324
General and administrative expenses	5,195	4,604	(305)	2	(f)	9,494
Vessel depreciation	16,350	8,011	(512)	2	(g)	23,849

Operating Income	$17,203	$(5,325)	$817			$12,695

Other income (expense), net:
Interest expense & finance cost	(16,469)	(2,705)	1,603	2	(h)	(17,571)
Gain from bargain purchase	16,526	—	—			16,526
Interest and other income	281	57	—			338

Total other income (expense), net	$338	$(2,648)	$1,603			$(707)

Partnership’s net income /Company’s net (loss)	$17,541	$(7,973)	$2,420			$11,988

General Partner interest in Partnership’s net income	351					240
Limited Partners’ interest in Partnership’s net income	17,190					11,748
Net income per:
Common units (basic and diluted)	$0.44					$0.19
Weighted-average units outstanding:
Common units (basic and diluted)(*)	37,958,265					61,862,070

(*)	The pro forma weighted average number of units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the six month period ended June 30, 2011, include (i) CPLP weighted average number of units for the six month period ended June 30, 2011, (ii) Crude weighted average number of common and class B shares for the six month period ended June 30, 2011, multiplied by the exchange ratio of 1.56 and (iii) the weighted average of 20,000 Crude shares representing awards to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56.

The financial information above should be read in conjunction with the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included in this prospectus.

The two class method was used to calculate pro forma combined earnings per unit for the six months ended June 30, 2011 as follows:

	For the Six Month Period Ended June 30, 2011
	(Dollars in thousands, except per unit data)

Numerators
Partnership’s pro forma combined net income			$11,988
Less:
General Partner’s interest in Partnership’s pro forma combined net income			(240)
Partnership’s pro forma combined net income allocable to unvested units			(257)
Partnership’s pro forma combined net income available to common unit holders			$11,491
Denominators	Actual	Pro forma Adjustment	Pro forma
CPLP weighted average number of common units outstanding, basic and diluted	37,958,265	(471,605)	37,486,660
Weighted average number of common units outstanding, representing converted Crude weighted average number of shares, basic and diluted (15,605,263 X 1.56)	—	24,344,210	24,344,210
Weighted average number of common units outstanding, representing converted Crude share based payment awards whose vesting will be accelerated, basic and diluted	—	31,200	31,200
Total weighted average number of units	37,958,265	23,903,805	61,862,070
Pro forma combined net income per common unit:
Basic and diluted			$0.19

The pro forma adjustment of 471,605 for the six month period ended June 30, 2011 represents the weighted average number of 499,346 common units that must be converted into general partner units in order for Capital GP to maintain its 2% interest in CPLP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts expressed in thousands of United States Dollars — except for unit/share and per
unit/share data, unless otherwise stated)

Note 1 —	Description of transaction and basis of presentation:

Description of Merger

On May 5, 2011, CPLP announced that it had entered into an Agreement and Plan of Merger, dated May 5, 2011, with Crude, Capital GP and MergerCo. The merger is more fully described in CPLP’s prospectus on Form F-4 filed with the SEC on August 18, 2011, and should be read in conjunction with these unaudited pro forma condensed combined financial statements.

Assumptions

Pro forma adjustments giving effect to the merger have been reflected in the unaudited pro forma condensed combined income statements assuming the merger was completed on January 1, 2010 and carried forward to the six-months period ended June 30, 2011 and are discussed in Note 2. Pro forma adjustments giving effect to the merger have been reflected in the unaudited pro forma condensed combined balance sheet assuming the merger was completed on June 30, 2011 and are discussed in Note 2.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined balance sheet, recurring and non recurring adjustments are taken into consideration.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined income statements, only adjustments that are expected to have a continuing effect on the financial information are taken into consideration.

Only adjustments that are factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma condensed combined financial information does not reflect any cost savings potentially realizable from the elimination of certain expenses.

Note 2 —	Pro forma Adjustments related to the Merger:

The pro forma adjustments giving effect to the merger are as follows:

(a) In accordance with U.S. GAAP, the fair value of the common unit consideration to be issued by CPLP representing the consideration transferred for the acquisition of Crude, has been allocated as of June 30, 2011 to the estimated fair value of Crude identifiable assets and liabilities to be acquired in accordance with the acquisition method prescribed by Accounting Standards Codification, “Business Combinations,” or ASC-805 and is based on preliminary estimates of their respective fair values. The merger consideration will be determined on the acquisition date value of CPLP common units, which will be the date on which CPLP will obtain control of Crude and when CPLP will legally transfer units issued as consideration to Crude and will acquire its assets and assume its liabilities.

			Crude Book		Crude Fair
			Value as of		Value as of
Description	Notes		June 30, 2011	Adjustments	June 30, 2011

Net assets
Current assets			$15,422	$—	$15,422
Vessel, net	2	(b)	385,327	$6,423	391,750
Other non-current assets	2	(c)	6,770	(1,464)	5,306
Total liabilities			(145,623)	—	(145,623)

Total Net assets			$261,896		$266,855

			Crude Book		Crude Fair
			Value as of		Value as of
Description	Notes		June 30, 2011	Adjustments	June 30, 2011

Merger Consideration
Fair value of CPLP’s units issued to Crude stockholders	2	(d)	$—	$—	$186,233
Fair-value-based measure of vested share based payment awards attributable to pre-combination service	2	(f)	$—	$—	217
Fair-value-based measure of unvested awards attributable to pre-combination service	2	(f)	$—	$—	1,264
Total consideration provided					$187,714

Gain from bargain purchase					$79,141

Less:
General Partner interest in gain from bargain purchase					$1,583
Limited Partners’ interest in gain from bargain purchase					$77,558

The gain from bargain purchase of $79,141 has resulted from the difference between the unit price of CPLP units issued to Crude stockholders and the fair value of Crude’s net assets. Gain from bargain purchase is presented as a non recurring transaction in the unaudited pro forma condensed combined balance sheet under Partners’ Capital / Stockholders’ Equity, and is allocated between the Partnership’s general partner and limited partners based on their ownership percentage. A sensitivity analysis showing how the merger consideration is impacted from a change in the CPLP’s unit price is presented below:

		(Goodwill)/Gain
	CPLP’s	from Bargain
	Units Price	Purchase

CPLP’s unit price — 52-week high as of August 3, 2011	$11.39	$(11,906)
CPLP’s unit price — 52-week low as of August 3, 2011	$7.42	$84,740
CPLP’s unit price on May 4, 2011 (Closing price per unit on a day prior to the merger announcement)	$11.27	$(8,985)

(b)      The amount of $6,423 represents the difference between the fair market value of Crude’s vessels of $391,750, which reflects the average of two valuations from independent third party ship brokers, and their respective net book value of $385,327 as of June 30, 2011;

(c)      Crude’s credit facility is expected to be refinanced by the available liquidity in CPLP’s credit facility of $350,000, which is non-amortizing up to June 30, 2013. Therefore the current portion of long term debt of $19,305 will be converted into long term debt. As a result deferred financing charges of Crude’s existing credit facility of $1,464 as reflected in the June 30, 2011 balance sheet will be written off.

(d)      Upon the closing of the merger each share of Crude common stock and Crude Class B stock was converted into 1.56 CPLP common units. The amount of $186,233 (Note 2a) reflects the result of this conversion and is the product of 13,500,000 shares of Crude common stock and 2,105,263 shares of Crude Class B stock issued and outstanding as of June 30, 2011 multiplied by the exchange ratio of 1.56 times the price per CPLP’s unit of $7.65 as quoted on Nasdaq on August 3, 2011. Furthermore out of the $186,233 the amount of $3,725 has been allocated to Capital GP in order for it to maintain its 2% interest in CPLP and the remaining amount of $182,508 is allocated to CPLP’s limited partners.

(e)      The equity of Crude was eliminated upon the consummation of the merger.

(f)      Upon the effective time of the merger, Crude’s share based payment awards granted on August 31, 2010 were converted into equivalent CPLP common unit awards using an exchange ratio of 1.56 and all the terms of such awards remain the same. Crude’s share based payment awards to the members of the Crude Independent Committee who are not designated by Crude to serve as a member of the CPLP Board, lapsed immediately prior to the effective time of the merger, and such 20,000 shares of Crude common stock based payment awards vested in full immediately prior to the effective time of the merger.

The acquisition date fair value of the awards vesting upon merger as noted above is included as part of the consideration transferred in the business combination (Note 2a) and is calculated based on 20,000 shares multiplied by the price per Crude common share of $10.87 on the NYSE on August 3, 2011. The acquisition date fair value is estimated at $217 as of August 3, 2011.

The remaining unvested share based payment awards were valued at fair value as of the acquisition date. The fair-value-based measure of the replaced awards (Crude measured awards) was split into two portions: (i) fair value assigned to pre-combination services recognized as part of the consideration transferred in the business combination; and (ii) fair value assigned to post-combination services recognized as equity compensation expense in the post-combination financial statements of CPLP over the remaining vesting period.

The calculation related to unvested awards is as follows:

Fair-value-based measure of the CPLP replacement awards.	379,400 Crude shares multiplied by 1.56 exchange ratio resulting in 591,864 units of CPLP and multiplied by 7.65 per CPLP unit.*	$4,528	***
Fair-value-based measure of the Crude awards replaced.	379,400 Crude shares multiplied by $10.87 per Crude share.**	4,124
Excess of fair-value-based measure of replacement awards over fair-value-based measure of awards replaced.	Attributable to post-combination service period.	404
Unvested portion of the fair value of awards attributable to post-combination services.	Fair-value-based measure of the Crude awards replaced divided by the total service period of 3 years and multiplied by the days of the post-combination service period since August 31, 2010.	2,860
Total attributable to post-combination services.		$3,264
Fair-value-based measure attributable to pre-combination services.	Fair-value-based measure of the Crude awards replaced divided by the total service period of 3 years and multiplied by the days of the pre-combination service period since August 31, 2010.	$1,264

*	CPLP per unit closing price of $7.65 as quoted on Nasdaq on August 3, 2011.

**	Crude per share closing price of $10.87 as quoted on the NYSE on August 3, 2011.

***	The replacement awards will have a continuing effect on CPLP as the fair value of the unvested portion of the replacement awards issued will be recognized in income over the remaining term of the awards from the grant date. Accordingly, an adjustment has been made to the historical compensation expense recognized by Crude on the previously existing awards in order to reflect the estimated compensation expense based upon the terms of the replacement awards as set out in the merger agreement. The adjustment amounted to $(305) and $(267) and is presented as a pro forma adjustment to general and administrative expenses in the unaudited pro forma condensed combined income statement for the six month period ended June 30, 2011 and for the year ended December 31, 2010, respectively. An analysis of this pro forma adjustment is as follows:

	For the Six Month
	Period Ended	For the Year Ended
	June 30, 2011	December 31, 2010

Equity compensation expense, historical	$1,050	$768
Equity compensation expense based on terms of replacement awards	745	501
Pro forma adjustment	$(305)	$(267)

(g)     Vessel depreciation was adjusted by replacing the Crude vessels’ carrying values with their respective fair values and using Crude vessels’ estimated useful life of 25 years from vessels’ delivery from respective shipyards. In the case of four out of five of Crude’s vessels that were acquired during 2010, vessel depreciation for the year ended December 31, 2010 was calculated from the dates of their acquisitions. In the case of the fifth Crude vessel, depreciation for the year ended December 31, 2010 was calculated for the period from January 1, 2010 to December 31, 2010 as the vessel owning company of the respective vessel and Crude were under common control prior to Crude’s initial public offering that was completed in March 2010. An analysis of vessel depreciation for the six months ended June 30, 2011 and for the year ended December 31, 2010 is as follows:

	For the Six Month
	Period Ended	For the Year Ended
	June 30, 2011	December 31, 2010

Depreciation based on fair value of vessels	$7,499	$10,301
Depreciation based on carrying value of vessels	8,011	11,317

Pro forma adjustment	$(512)	$(1,016)

(h)     Interest expense was recalculated as if the refinancing of the amount of $134,580 drawn-down under Crude’s credit facility by CPLP’s credit facility of up to $350,000 had occurred in June 2010 when the two advances of $75,000 and $59,580 under the Crude credit facility were originally drawn down. Calculations of the interest expense for these two advances have been based on the six months actual LIBOR plus the funding cost plus the margin of CPLP’s credit facility of up to $350,000 according to the last interest fixation for the three month period starting on June 30, 2011 and ending on September 30, 2011. In addition non-cash amortization expense of deferred finance charges as well as loan commitment fees calculated on the undrawn portion of the Crude credit facility for the six month period ended June 30, 2011 and for the year ended December 31, 2010 has been reversed. For the same period commitment fees calculated on the undrawn portion of CPLP’s credit facility of up to $350,000 have been reduced by the assumed drawn-down of $134,580 in June 2010. For the refinancing of the Crude credit facility expenses that could affect materially the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2011 and for the year ended December 31, 2010 are not expected to be recognized. An analysis of the pro forma adjustments in the interest expense and finance cost in the unaudited pro forma condensed combined income statement as a result of the refinancing of Crude credit facility for the six month period ended June 30, 2011 and for the year ended December 31, 2010 is as follows:

	For the Six Month
	Period Ended	For the Year Ended
	June 30, 2011	December 31, 2010

Reversal of actual interest expense already incurred under Crude’s current credit facility	$2,209	$2,479
Reversal of actual amortization expense of deferred finance charges and commitment fees already incurred under Crude’s current credit facility	478	1,082
CPLP’s adjusted commitment fees as a result of the assumed drawn down of $134,580 from its credit facility of up to $350,000 in June 2010	220	244
Pro-forma interest expense as a result of the assumed drawn down of $134,580 from CPLP’s credit facility of up to $350,000	(1,304)	(1,448)

Pro forma adjustment	$1,603	$2,357

An increase of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 will cause pro-forma interest expense to increase by $85 and $94 for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively. A decrease of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 will cause pro-forma interest expense to decrease by $85 and $94 for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under CPLP’s limited partnership agreement (as amended, the “Partnership Agreement”).

For a description of the rights and privileges of holders of common units in and to partnership distributions, please read “How We Make Cash Distributions” in the prospectus included in our registration statement on Form F-1 filed with the SEC on March 19, 2007 as well as the section “Cash Distributions” beginning on page 36 of this prospectus. For a description of the rights and privileges of limited partners under the Partnership Agreement, including voting rights, please read “The Partnership Agreement” in the prospectus included in our registration statement on Form F-1 filed with the SEC on March 19, 2007.

Transfer Agent and Registrar

Duties

The Bank of New York will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the Partnership Agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the Partnership Agreement; and

•	gives the consents and approvals contained in the Partnership Agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CASH DISTRIBUTIONS

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of the Partnership Agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves). In connection with terminating subordinated units we previously had outstanding, the CPLP Board unanimously determined to distribute available cash amounting to $39.3 million to our unitholders through an exceptional non-recurring distribution of $1.05 per unit for the fourth quarter of 2008, including a payment of $12.5 million for IDRs held by our general partner.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. In particular, you should carefully consider the relevant risks included in the section entitled “Risk Factors” beginning on page 9. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our unitholders have no contractual or other legal right to receive distributions other than the obligation under the Partnership Agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•	While the Partnership Agreement requires us to distribute all of our available cash, the Partnership Agreement, including provisions requiring us to make cash distributions contained therein, may be amended. The Partnership Agreement can be amended with the approval of a majority of the outstanding common units, of which the Marinakis family, including Evangelos M. Marinakis, may be deemed to beneficially own 30.7% through its beneficial ownership of Capital Maritime and Crude Carriers Investments Corp., a Marshall Islands corporation.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of the Partnership Agreement and the establishment of any reserves for the prudent conduct of our business.

•	Under Section 51 of the MILPA, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

•	Our distribution policy will be affected by restrictions on distributions under our revolving credit facilities which contain material financial tests and covenants that must be satisfied. Should we be unable to satisfy these restrictions included in our credit facilities or if we are otherwise in default under the credit agreements, our ability to make cash distributions to our unitholders, notwithstanding our stated cash distribution policy, would be materially adversely affected.

•	If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

•	If the ability of our subsidiaries to make any distribution to us is restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws or any other laws and regulations, our ability to make distributions to our unitholders may be restricted.

Quarterly Distributions

Our unitholders are entitled under the Partnership Agreement to receive a quarterly distribution to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. Although we intend to continue to make strategic acquisitions and to take advantage of our unique relationship with Capital Maritime in a prudent manner that is accretive to our unitholders and to long-term distribution growth, there is no guarantee that we will pay a quarterly distribution on the common units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of the Partnership Agreement and other factors. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under the terms of our credit facilities.

CPLP has generally declared distributions in January, April, July and October of each year and paid those distributions in the subsequent month. In January 2010, CPLP introduced an annual distribution guidance of $0.90 per annum, or $0.225 per quarter. In July 2010, CPLP revised its annual distribution guidance to $0.93 per annum, or $0.2325 per quarter. CPLP made distributions in accordance with its guidance in November 2010, February 2011, May 2011, July 2011 and November 2011.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus (as defined in the Partnership Agreement) after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2017. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in
	Total Quarterly Distribution	Distributions
	Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.3750	98%	2%
First Target Distribution	up to $0.4313	98%	2%
Second Target Distribution	above $0.4313 up to $0.4688	85%	15%
Third Target Distribution	above $0.4688 up to $0.5625	75%	25%
Thereafter	above $0.5625	50%	50%

DESCRIPTION OF PREFERRED UNITS

The Partnership Agreement authorizes our board of directors to establish one or more series of preferred units and to determine, with respect to any series of preferred units, the preferences, powers, duties, terms and rights of that series, including but not limited to:

•	the designation of the series;

•	the number of units in the series, which our board of directors may, except where otherwise provided in the preferred unit designation, increase or decrease, but not below the number of units then outstanding;

•	the terms and conditions upon which each preferred unit in such series will be issued, evidenced, and assigned or transferred;

•	whether distributions, if any, will be cumulative or non-cumulative and the distribution rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for units of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of units of the series;

•	the amounts payable on units of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the units of the series will be convertible or exchangeable into units of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates as of which the units will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange, as applicable, may be made;

•	restrictions on the issuance of units of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We currently do not have issued and outstanding any preferred units. The material terms of any series of preferred units that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue in the form of one or more series of debt securities. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. The following summary is subject to and is qualified in its entirety by reference to all the provisions of the indenture and its associated documents, including the definitions of certain terms, and, with respect to any particular debt security, to the description of the terms of such debt securities that will be included in the applicable prospectus supplement.

General

The debt securities will be issued under an indenture, to be entered into between us and a trustee to be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will provide that debt securities may be issued from time to time in one or more series, without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any particular series. Specific issuances of debt securities may also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any corporate body required by applicable law. The particular terms of each series, or of debt securities forming part of a series, will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

We may issue debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

The debt securities may be convertible into common units or other securities if specified in the applicable prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of such debt securities;

•	any limit on the aggregate principal amount of such debt securities or the series of which they are a part (including any provision for the future offering of additional debt securities of such series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	the date or dates on which the debt securities of the series will mature, if any, and any other date or dates on which we will pay the principal of the debt securities of the series, if any;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities may be, at our option, redeemed or repurchased, in whole or in part, and the other material terms and provisions applicable to our redemption or repurchase rights;

•	the obligation, if any, we may have to redeem or repurchase any such debt securities, including at the option of the holder, the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation;

•	whether the debt securities will be convertible into, or exchangeable for, common units or other securities, or subordinated in right of payment to senior debt;

•	whether the debt securities will be our secured or unsecured obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Covenant Defeasance—Defeasance and Discharge”;

•	if applicable, a discussion of material United States federal and Marshall Islands income tax, accounting or other considerations applicable to the debt securities;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership—Global Securities,” the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership—Global Securities”;

•	the securities clearance system(s) for the debt securities;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange and, if so, which one.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a discount below their principal amount. Certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. Moreover, certain special U.S. federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than the U.S. dollar may be described in the applicable prospectus supplement.

Governing Law

Unless otherwise specified in the applicable prospectus supplement or indenture, the governing law of the indenture relating to the debt securities shall be the law of the State of New York.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the applicable trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.”

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold.

Ranking

Unless otherwise provided in a prospectus supplement relating to any debt securities, our debt securities will not be secured by any of our assets or properties. As a result, the securities will effectively be subordinated to our secured indebtedness, if any, and indebtedness preferred by law.

The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations. If they are not subordinated, in the event of bankruptcy or liquidation proceeding against us, they will rank equally with all our other unsecured and unsubordinated indebtedness, except for indebtedness having priority by operation of law.

Restrictive Covenants

Restrictive covenants, if any, with respect to any of our debt securities may be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to, the Events of Default or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulas used to determine the applicable redemption price. It may also specify one or more redemption periods during which the redemption price or prices relating to the redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro-rata.

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at our option on the specified repayment date at the specified repayment price, together with interest accrued and any additional amounts to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described under the heading “— Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we shall have the option (but not the obligation) to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts.” This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due up to, but not including, the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Payment of Additional Amounts

All payments in respect of debt securities by any person on behalf of CPLP or any successor thereto (each, a “Payor”), shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Taxes”) imposed, collected, withheld, assessed or levied by or on behalf of (1) the Republic of the Marshall Islands or any political subdivision or governmental authority thereof or therein having power to tax; and (2) any other jurisdiction in which the Payor is organized, tax resident or engaged in business, or any political subdivision or governmental authority thereof or therein having the power to tax (any such authority, a “Taxing Authority”), unless the withholding or deduction of the Taxes is required by law. In the event that we are required to withhold or deduct any amount for or on account of such Taxes from any payment made under or with respect to any debt securities, we will except in the circumstances set forth below pay such additional amounts so that the net amount received by each holder of debt securities, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. We refer to the amounts that we are required to pay to preserve the net amount receivable by the holders of debt securities as “Additional Amounts.”

Our obligation to pay Additional Amounts is, however, subject to several important exceptions. Additional Amounts will not be payable with respect to a payment made to a holder of debt securities to the extent:

•	that any such Taxes would not have been so imposed but for the existence of any current or former connection between such holder and the jurisdiction of the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such debt securities or the exercise or enforcement of rights under the debt securities or the indenture;

•	that any such Taxes are imposed on or measured by net income of the beneficiary or holder or his net wealth or similar;

•	of any such Taxes required to be withheld by any paying agent from any payment of principal or of interest on the debt securities, if such payment can be made without withholding by any other paying agent and we duly provide for such other paying agent;

•	of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the debt securities, except as otherwise provided in the indenture;

•	that any such Taxes are payable other than by deduction or withholding from payments on the debt securities;

•	that any such Taxes would not have been imposed but for the presentation of the debt securities, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the debt securities been presented for payment on any date during such 30-day period;

•	that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence, residence or other similar claim for exemption or to provide a certificate, if:

(1) the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

(2) at least 60 days prior to the first payment date with respect to which we shall apply this condition, we shall have notified all holders of the debt securities in writing that they shall be required to provide such declaration or claim; and

•	of any combination of the above conditions.

Such Additional Amounts also will not be payable where, had the beneficial owner of the debt securities been the holder of such debt securities, it would not have been entitled to payment of Additional Amounts by reason of the conditions set forth above. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

We will also:

•	withhold or deduct the Taxes as required;

•	remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

•	use our reasonable efforts to obtain from each Taxing Authority imposing such Taxes copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

•	upon request, and to the extent reasonably practicable, make available to the holders of the debt securities, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, copies of tax receipts evidencing such payment by us or if, notwithstanding our efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the debt securities on the payment date.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in the Marshall Islands or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the debt securities if and to the extent any such creation, issue, offering, enforcement, redemption or retirement was required pursuant to applicable law or ordered by a court or Taxing Authority.

The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to us is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

Whenever in the indenture, the debt securities, in this “Description of Debt Securities” or in the applicable prospectus supplement there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

In the event that Additional Amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the Taxing Authority imposing such Taxes, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Defeasance and Covenant Defeasance

We may, to the extent indicated in the applicable prospectus supplement, elect, at our option at any time, to have the provisions of the indenture relating to defeasance and discharge of indebtedness or to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance and discharge, we will be discharged from all our payment and other obligations, and the provisions relating to subordination, if any, will cease to be effective, with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on their respective stated maturities. Such defeasance may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Defeasance of Certain Covenants. Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance of certain restrictive covenants in the indenture, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default as specified in the applicable prospectus supplement, will be deemed not to be or result in an event of default and the provisions relating to subordination, if any, will cease to be effective, in each case with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities. Such defeasance or discharge may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay principal of or any premium on any debt securities of such series when due, continued for 30 days;

•	failure to pay any interest on any debt securities of such series when due, continued for 30 days;

•	failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	failure to pay when due (subject to any applicable grace period) any principal in an amount exceeding $50 million under an agreement evidencing indebtedness for money we borrowed, or acceleration of any indebtedness for money we borrowed having an aggregate principal amount outstanding of at least $50 million, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization.

The applicable prospectus supplement will describe any additional events of default.

If an event of default (other than an event of default related to certain events in bankruptcy, insolvency or reorganization) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount of the debt securities of such series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default related to certain events in bankruptcy, insolvency or reorganization with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of such series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. The indenture provides that if a default occurs with respect to debt securities of any series, the trustee will give the holders of the relevant series notice of the default when, as and to the extent provided by the Trust Indenture Act of 1939. However, in the case of any default under any covenant with respect to the series, no notice of default to holders will be given until at least 30 days after the occurrence of the default.

An event of default under any of our other outstanding or future debt instruments or guarantees shall not constitute an event of default under the terms of the indenture and the debt securities described in this prospectus.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “—Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding aggregate principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Modification and Waiver—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance—Defeasance and Discharge.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Notices

Notices to be given to direct holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to direct holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Further Issues

We may from time to time, without notice to or the consent of the holders of debt securities previously offered under this prospectus, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities previously offered under this prospectus in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, those debt securities.

Consent to Service of Process

The indenture will provide for the appointment of an authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, United States and will identify such agent for service of process. In addition, we will irrevocably submit to the non-exclusive jurisdiction of such courts in any such legal action or proceeding.

Regarding the Trustee

We may appoint a trustee with whom we and/or some of our affiliates maintain banking relations in the ordinary course of business. If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of common units or debt securities that CPLP may offer pursuant to this prospectus. The applicable prospectus supplement will discuss certain United States federal income tax considerations not discussed herein, such as United States federal income tax rules that may be applicable to the offering or offerings of particular debt securities or particular preferred units. To the extent this section consists of statements as to matters of tax law, this section is the opinion of Sullivan & Cromwell LLP, United States counsel to CPLP. This section applies to you only if you acquire your common units or debt securities in an offering or offerings contemplated by this prospectus and you hold your common units or debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of common units,

•	a person that holds common units or debt securities as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells common units or debt securities as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a U.S. Holder (as defined below) of common units or debt securities whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds common units or debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner of a partnership holding common units or debt securities, you should consult your tax advisors.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of common units or debt securities and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For the purposes of this section, a “Non-U.S. Holder” is a beneficial owner of common units or debt securities (other than a partnership) that is not a U.S. person for United States federal income tax purposes.

If you purchase debt securities at a price other than their offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

For a discussion of certain considerations relating to the United States federal income taxation of CPLP, please see “Certain Considerations Relating to the United States Federal Income Taxation of CPLP.”

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of common units or debt securities in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Characterization of CPLP

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders of common units will, subject to the discussion of certain rules relating to passive foreign investment companies (“PFICs”) below (please see “Ownership and Disposition of CPLP Common Units—Certain PFIC Considerations Applicable to U.S. Holders”), generally not be directly subject to United States federal income tax on CPLP’s income, but rather will be subject to United States federal income tax on distributions received from CPLP and dispositions of common units, as described below. Additionally, distributions from CPLP to its common unitholders will generally be reported on Internal Revenue Service Form 1099-DIV.

Ownership and Disposition of Common Units

Taxation of Distributions to U.S. Holders

Subject to the discussion of PFICs below, any distributions made by CPLP with respect to common units will generally constitute dividends to the extent of CPLP’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in common units, and thereafter as capital gain. Because CPLP is a non-U.S. corporation for United Stated federal income tax purposes, U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from CPLP. Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on the U.S. Holder’s circumstances, be “passive” or “general” income for purposes of computing the foreign tax credit allowable to the U.S. Holder. However, if (i) CPLP is 50% or more owned, by vote or value, by U.S. persons and (ii) at least 10% of CPLP’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of the dividends received by a U.S. Holder would be treated as derived from sources within the United States. With respect to any dividend paid for any taxable year, the United States source ratio of dividends for foreign tax credit purposes would be equal to the portion of CPLP’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of CPLP’s earnings and profits for such taxable year.

Distributions paid on CPLP common units to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum tax rate of 15% (for payments made in taxable years beginning before January 1, 2013), provided that (i) the common units are readily tradable on an established securities market in the United States (such as Nasdaq, on which CPLP’s common units are traded); (ii) CPLP is not a PFIC for the taxable year during which the distribution is paid or the immediately preceding taxable year (as discussed below, CPLP believes that it has not been a PFIC, is not a PFIC, and will not become a PFIC); (iii) the U.S. Non-Corporate Holder’s holding period of the common units includes more than 60 days in the 121-day period beginning 60 days before the date on which the common units becomes ex- distribution; and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any distributions CPLP pays out of its earnings and profits which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder.

Special rules may apply to any “extraordinary dividend”—generally, a distribution in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a common unit—paid by CPLP. If CPLP pays an “extraordinary dividend” on its common units that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of such distribution.

Taxation of Distributions to Non-U.S. Holders

Distributions paid to a Non-U.S. Holder in respect of common units will not be subject to United States federal income tax unless the distributions are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and the distributions are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. “Effectively connected” distributions recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Disposition of Common Units by U.S. Holders

Subject to the discussion of PFICs below, a U.S. Holder who sells or otherwise disposes of its common units will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that is realized and the U.S. Holder’s tax basis in the common units. Capital gain of a U.S. Non-Corporate Holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. Capital gain of a U.S. Non-Corporate Holder that is recognized in taxable years beginning on or after January 1, 2013 is expected to be taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The ability to deduct capital losses is subject to limitations.

Taxation of Disposition of Common Units by Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your common units unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. “Effectively connected” gains recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional

“branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Certain PFIC Considerations Applicable to U.S. Holders

CPLP believes that it has not been and is not, for United States federal income tax purposes, a PFIC, and CPLP expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If CPLP is or becomes a PFIC, a U.S. Holder could be subject to additional United States federal income taxes on gains recognized with respect to common units and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.

CPLP will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held common units, either:

•	75% or more of its gross income for the taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

•	at least 50% of its assets for the taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless CPLP is treated under specific rules as deriving its rental income in the active conduct of a trade or business. Based on CPLP’s planned operations and future projections, CPLP believes that it will not be a PFIC with respect to any taxable year. In this regard, CPLP intends to treat its income from the spot charter and time charter of vessels as services income, rather than rental income. Accordingly, CPLP believes that such income does not constitute passive income, and that the assets that it owns and operates in connection with the production of that income, primarily certain of CPLP’s vessels, do not constitute passive assets for purposes of determining whether CPLP is a PFIC, at least to the extent that they generate income that is not passive.

There is, however, no direct legal authority under the PFIC rules addressing CPLP’s method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the Internal Revenue Service that the time charter income should have been treated as services income. Additionally, the Internal Revenue Service later affirmed its position in Tidewater, adding further that the time charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the Internal Revenue Service, or a court of law will accept CPLP’s position, and there is a risk that the Internal Revenue Service or a court of law could determine that CPLP is or was a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although CPLP intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of CPLP’s operations in future years, there can be no assurance that CPLP will not become a PFIC in any taxable year.

If CPLP were to be treated as a PFIC for any taxable year (and regardless of whether CPLP remains a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning common units for purposes of the PFIC rules would be liable to pay United States federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (generally the portion of any distributions received by the U.S. Holder on common units in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common units) and on any gain from the disposition of common units, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of the common units.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of CPLP’s ordinary earnings as ordinary income and a pro rata share of CPLP’s net capital gain as long-term capital gain, regardless of whether CPLP has made any distributions of the earnings or gain. The U.S. Holder’s basis in common units will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the common units and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of common units. If CPLP determines that it is a PFIC for any taxable year, CPLP will provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if CPLP were to be treated as a PFIC for any taxable year and provided that CPLP’s common units are treated as “marketable,” which CPLP believes will be the case, a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common units at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the common units is included in the U.S. Holder’s income as ordinary income. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the common units is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in the common units would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

A U.S. Holder who holds common units during a period when CPLP is a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of common units, even if CPLP ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

U.S. Holders of Debt Securities

Payments of Interest

A U.S. Holder will be taxed on interest on its debt securities as ordinary income at the time the U.S. Holder receives the interest or when the interest accrues, depending on the U.S. Holder’s method of accounting for tax purposes.

A U.S. Holder must include any tax withheld from an interest payment as ordinary income even if the U.S. Holder does not in fact receive the withheld portion. A U.S. Holder may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their situation. Interest paid by CPLP on the debt securities is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a U.S. Holder and will, depending on a U.S. Holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s tax basis in its debt securities generally will be the U.S. Holder’s cost. A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of its debt securities equal to the difference between the amount the U.S. Holder realizes on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and the U.S. Holder’s tax basis in its debt securities. Capital gain of a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. Capital gain of a U.S. Non-Corporate Holder that is recognized in taxable years beginning on or after January 1, 2013 is expected to be taxed at preferential rates where the holder has a holding period greater than one year.

Non-U.S. Holders of Debt Securities

Payments of Interest

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, interest on debt securities paid to a Non-U.S. Holder is exempt from United States federal income tax, including withholding tax, whether or not such Non-U.S. Holder is engaged in a trade or business in the United States, unless:

•	such Non-U.S. Holder is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	such Non-U.S. Holder both

•	has an office or other fixed place of business in the United States to which the interest is attributable and

•	derives the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale and Retirement of debt securities

A Non-U.S. Holder of debt securities generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of debt securities unless:

•	the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States or

•	such Non-U.S. Holder is an individual, is present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend and interest income and its net gains from the disposition of common units and debt securities, unless such dividend income, interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in common units or debt securities.

Information with Respect to Foreign Financial Assets

Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the return on which to report the relevant information. However, once the Internal Revenue Service finalizes the return, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such return. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation.

Backup Withholding and Information Reporting

If you are a U.S. Non-Corporate Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend and interest payments or other taxable distributions made to you within the United States and payments of principal on debt securities made to you within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States), and

•	the payment of proceeds to you from the sale of common units or debt securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a U.S. Non-Corporate Holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and payments of principal and interest made to you outside the United States by CPLP or another non-U.S. payor, and

•	other dividend payments and the payment of the proceeds from the sale of common units as well as other payments of principal and interest effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common units or debt securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common units or debt securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common units or debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for United States federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Certain Considerations Relating to the United States Federal Income Taxation of CPLP

Election to be Taxed as a Corporation

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As a corporation for United States federal income tax purposes, CPLP may be subject to United States federal income tax on its income, as discussed below.

Taxation of Operating Income

CPLP expects that substantially all of its gross income will be attributable to the transportation of crude oil and related oil products. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to United States federal income tax.

Based on current operations and also due to prohibitions under U.S. law, CPLP does not expect to have U.S. Source Domestic Transportation Income. However, certain of CPLP’s activities give rise to U.S. Source International Transportation Income, and future expansion of its operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption and the Taxation of Operating Income

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income. As discussed below, CPLP believes that under its current ownership structure, the Section 883 Exemption will apply and that, accordingly, it will not be taxed on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

CPLP will qualify for the Section 883 Exemption if, among other matters, the following three requirements are met:

•	CPLP is organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	CPLP satisfies the “Publicly Traded Test” (as described below); and

•	CPLP meets certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an

Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of units of each class of equity that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50% of the combined vote and value of the non-U.S. corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Unitholders” (i.e., a holder of common units holding, actually or constructively, at least 5% of the vote and value of a class of equity) own in the aggregate 50% or more of the vote and value of a class of equity (the “Closely Held Block”), such class of equity will not be treated as primarily and regularly traded on an established securities market (the “Closely Held Block Exception”).

CPLP is organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, CPLP’s U.S. Source International Transportation Income (including, for this purpose, (i) any such income earned by subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from CPLP for United States federal income tax purposes and (ii) any such income earned by subsidiaries that are corporations for United States federal income tax purposes, are organized in a jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned 50% or more by value by CPLP) will be exempt from United States federal income taxation provided CPLP meets the Publicly Traded Test. CPLP’s common units are listed exclusively on the Nasdaq Global Market, and based on past trading patterns, CPLP believes that its common units have been and are “primarily traded” on established securities markets within the United States.

CPLP believes that it meets the trading volume requirements of the Section 883 Exemption. The pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where the subject equity is regularly quoted by dealers who regularly and actively make offers, purchases and sales of such units to unrelated persons in the ordinary course of business, and CPLP believes that such conditions will exist for the CPLP common units. Additionally, the pertinent regulations also provide that a class of equity will be considered to be “regularly traded” on an established securities market if (i) such class of stock is listed on such market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. CPLP believes that trading of the common units has satisfied these conditions in the past, and expects that such conditions will continue to be satisfied. Finally, CPLP believes that its common units represent more than 50% of its voting power and value and accordingly believes that the common units should be considered to be “regularly traded” on an established securities market.

These conclusions, however, are based upon legal authorities that do not expressly contemplate an organizational structure such as CPLP’s. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes, CPLP is organized as a limited partnership under Marshall Islands law and CPLP’s general partner is responsible for managing CPLP’s business and affairs and has been granted certain veto rights over decisions of the CPLP Board. Accordingly, it is possible that the Internal Revenue Service could assert that the common units do not meet the “regularly traded” test.

CPLP expects that the common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because the CPLP partnership agreement provides that the voting rights of any 5% Unitholders (other than CPLP’s general partner and its affiliates, their transferees and persons who acquired such common units with the approval of the CPLP board of directors) are limited to a 4.9% voting interest in CPLP regardless of how many units are held by that 5% Unitholder. (The voting rights of any such Unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote). If Capital Maritime and CPLP’s general partner own 50% or more of the common units, they will provide the necessary documents to establish an exception to the application of the Closely Held Block Exception. This exception is available when shareholders residing in a jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude shareholders who have not met such requirements from owning 50% or more of the outstanding class of equity relied upon to satisfy the Publicly Traded Test.

Thus, although the matter is not free from doubt, CPLP believes that it will satisfy the Publicly Traded Test. Should any of the facts described above cease to be correct, CPLP’s ability to satisfy the Publicly Traded Test will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If the Section 883 Exemption does not apply, CPLP would be subject to a 4% tax on 50% of its gross U.S. Source International Transportation Income, without benefit of deductions, unless such income is treated as effectively connected with the conduct of a trade or business in the United States (“Effectively Connected Income”), as described below. CPLP does not currently anticipate that a significant portion of its shipping income will be U.S. Source International Transportation Income, though there can be no assurance in this regard.

CPLP’s U.S. Source International Transportation Income would be treated as Effectively Connected Income if (i) CPLP has a fixed place of business in the United States and (ii) substantially all of its U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on current operations, CPLP believes that none of its potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, CPLP does not anticipate that any of its U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that CPLP will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income.

Any income that CPLP earns that is treated as Effectively Connected Income would be subject to United States federal corporate income tax (the highest statutory rate is currently 35%). In addition, a 30% branch profits tax imposed under Section 884 of the Code also could apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by CPLP.

Taxation of Gain on the Sale of a Vessel

Provided CPLP qualifies for the Section 883 Exemption, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, CPLP does not qualify for the Section 883 Exemption, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

NON-UNITED STATES TAX CONSEQUENCES

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and is applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Marshall Islands, and because all documentation related to this offering will be executed outside of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our units, and you will not be required by the Marshall Islands to file a tax return relating to the units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus and any accompanying prospectus supplement:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the Nasdaq Global Market:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner’s officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, our directors, our general partner or our general partner’s officers in original actions brought in the Marshall Islands, based on these laws.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon by Watson Farley & Williams (New York) LLP, as to matters of Marshall Islands law, and by Sullivan & Cromwell LLP, as to matters of New York law. Sullivan & Cromwell LLP may rely on the opinion of Watson, Farley & Williams (New York) LLP for all matters of Marshall Islands law.

EXPERTS

The consolidated financial statements of CPLP, incorporated in this prospectus by reference from CPLP’s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of CPLP’s internal control over financial reporting, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs relating to: (i) the preparation of the portion of the financial statements attributable to the Ross Shipmanagement Co., Baymont Enterprises Incorporated, Forbes Maritime Co., Mango Finance Co., Navarro International S.A., Epicurus Shipping Company, and Adrian Shipholding Inc., prior to the vessels’ acquisition by CPLP, from the separate records maintained by Capital Maritime, and (ii) the retroactive adjustments to previously issued financial statements resulting from transactions between entities under common control, and (2) express an unqualified opinion on the effectiveness of CPLP’s internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Crude, incorporated in this prospectus by reference from Crude’s Annual Report on Form 20-F for the year ended December 31, 2010, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering.

U.S. Securities and Exchange Commission registration fee	$49,747.44
Financial Industry Regulatory Authority filing fee	*
Nasdaq Global Market listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	$49,747.44

* Amounts to be provided in a prospectus supplement or furnished in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

Through and including            , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in our units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$500,000,000

Capital Product Partners L.P.

Common Units

Preferred Units

Debt Securities

Warrants

PROSPECTUS

November   , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

CPLP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act (“MILPA”), a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, the general partner, CPLP’s board or directors and any other person the CPLP board of directors decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP board of directors or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

CPLP currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit
No.	Description

1.1	Form of Purchase Agreement*
1.2	Form of Underwriting Agreement*
4.1	Amendment, dated as of September 30, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (1)
4.2	First Amended and Restated Omnibus Agreement, by and among Capital Maritime & Trading Corp., Capital GP L.L.C., Capital Product Operating L.L.C. and Capital Product Partners L.P., dated as of September 30, 2011(1)
4.3	Form of Indenture
4.4	Form of Debt Security (included in Exhibit 4.2)
5.1	Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered
5.2	Opinion of Sullivan & Cromwell LLP
8.1	Opinion of Sullivan & Cromwell LLP relating to tax matters
8.2	Opinion of Watson, Farley & Williams (New York) LLP relating to tax matters
21.1	List of Subsidiaries of Capital Product Partners L.P.
23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
23.3	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibits 5.1 and 8.2)
23.4	Consent of Sullivan & Cromwell LLP (contained in Exhibits 5.2 and 8.1)
25.1	Form T-1 Statement of Eligibility respecting the Indenture**

*	To be filed as an exhibit to a prospectus supplement to this registration statement.

**	To be filed in accordance with Section 310(a) of the Trust Indenture Act of 1939, as amended.

(1)	Previously furnished on September 30, 2011, as an exhibit to the registrant’s Current Report on Form 6-K.

Item 10. Undertakings.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

8. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 22nd day of November, 2011.

CAPITAL PRODUCT PARTNERS L.P.,

By:	Capital GP L.L.C., its general partner

/s/  Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis

Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

POWER OF ATTORNEY

Each person whose signature appears below appoints Ioannis E. Lazaridis as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IOANNIS E. LAZARIDIS Ioannis E. Lazaridis	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer) of Capital GP L.L.C. and Director	November 22, 2011

/s/ EVANGELOS M. MARINAKIS Evangelos M. Marinakis	Director and Chairman of the Board	November 22, 2011

/s/ KEITH FORMAN Keith Forman	Director	November 22, 2011

/s/ NIKOLAOS SYNTYCHAKIS Nikolaos Syntychakis	Director	November 22, 2011

/s/ PIERRE DE DEMANDOLX-DEDONS Pierre de Demandolx-Dedons	Director	November 22, 2011

/s/ ABEL RASTERHOFF Abel Rasterhoff	Director	November 22, 2011

/s/ DIMITRIS CHRISTACOPOULOS Dimitris Christacopoulos	Director	November 22, 2011

/s/ EVANGELOS G. BAIRACTARIS Evangelos G. Bairactaris	Director and Secretary	November 22, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Product Partners L.P. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 22nd day of November, 2011.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:     Donald J. Puglisi

Title:	Managing Director